                                                                      EXHIBIT 12

                            CHELSEA GCA REALTY, INC.
                      CHELSEA GCA REALTY PARTNERSHIP, L.P.
   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                    SIX MONTHS                 YEARS ENDED DECEMBER 31,
                                                    ENDED JUNE   -----------------------------------------------------
                                                     30, 1997      1996       1995       1994       1993       1992
                                                    -----------  ---------  ---------  ---------  ---------  ---------
EARNINGS (1):
Income from continuing operations.................   $  13,549   $  31,360  $  30,701  $  24,966  $   5,762  $   2,840
Interest..........................................       7,558       8,818      3,129        982     10,110     11,201
Portion of rent expense representative of
 interest.........................................         333         665        665        665        665        665
Amortization of loan costs........................         504         810        759         --        687        609
                                                    -----------  ---------  ---------  ---------  ---------  ---------
TOTAL EARNINGS....................................   $  21,944   $  41,653  $  35,254  $  26,613  $  17,224  $  15,315

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (1):
Interest..........................................   $   7,558   $   8,818  $   3,129  $     982  $  10,110  $  11,201
Interest capitalized..............................       1,785       3,924      3,723        375        453        262
Portion of rent expense representative of
 interest.........................................         333         665        665        665        665        665
Amortization of loan costs expensed...............         504         810        795         --        687        609
Amortization of loan costs capitalized............         128         457      1,546        543         --         --
                                                    -----------  ---------  ---------  ---------  ---------  ---------
TOTAL FIXED CHARGES...............................   $  10,308   $  14,674  $   9,822  $   2,565  $  11,915  $  12,737
RATIO OF EARNINGS TO FIXED CHARGES................        2.13        2.84       3.59      10.40       1.45       1.20
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(1) To date the Company has not issued any preferred stock.